E. W. BLANCH CO.
R:\98R\14154.DOC                             Reinsurance Services
                                                          Page 14
                    Franchise Excess of Loss
                      Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder





















                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431


                        Table of Contents


Article                                                      Page

     I    Classes of Business Reinsured                        3
    II    Term                                                 3
   III    Territory                                            4
    IV    Exclusions                                           4
     V    Retention and Limit                                  4
    VI    Definitions                                          4
   VII    Loss Notices and Settlements                         7
  VIII    Special Provisions                                   7
    IX    Salvage and Subrogation                              7
     X    Premium                                              8
    XI    Offset (BRMA 36C)                                    8
   XII    Access to Records (BRMA 1D)                          8
  XIII    Net Retained Lines (BRMA 32B)                        8
   XIV    Errors and Omissions (BRMA 14F)                      9
    XV    Currency (BRMA 12A)                                  9
   XVI    Taxes (BRMA 50B)                                     9
  XVII    Federal Excise Tax (BRMA 17A)                        9
 XVIII    Unauthorized Reinsurers                             10
   XIX    Insolvency                                          11
    XX    Arbitration                                         11
   XXI    Service of Suit (BRMA 49C)                          13
  XXII    Agency Agreement                                    13
 XXIII    Intermediary (BRMA 23A)                             13
          Schedule A




                    Franchise Excess of Loss
                      Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
             Interests and Liabilities Agreement(s)
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Property business underwritten by Associated International Insurance Company, Woodland Hills, California, subject to the terms, conditions and limitations hereinafter set forth. However, this Contract shall only apply to losses sustained by the Company, either directly or indirectly, as a result of seismic activity and/or volcanic eruption.


Article II - Term

A. This Contract shall become effective on January 1, 1998, with respect to losses arising out of loss occurrences commencing on or after that date, and shall remain in force until December 31, 1998, both days inclusive.

B. If this Contract expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.


Article III - Territory

This Contract shall apply to losses occurring anywhere within the State of California.


Article IV - Exclusions

This Contract shall follow in all respects the exclusions under the Company's External Third through Sixth Excess Catastrophe Reinsurance Contract, effective January 1, 1998 (except for the exclusion of loss in excess of policy limits and extra contractual obligations), including any interpretations given those exclusions by the "Reinsurer" under that contract.


Article V - Retention and Limit

A. As respects each excess layer of reinsurance coverage provided by this Contract, the Company shall retain and be liable for the first amount of ultimate net loss, shown as "Company's Retention" for that excess layer in Schedule A attached hereto, arising out each loss occurrence. The Reinsurer shall then be liable (subject to the provisions of paragraph B below), as respects each excess layer, for the amount by which such ultimate net loss exceeds the Company's applicable retention, but the liability of the Reinsurer under each excess layer shall not exceed the amount, shown as "Reinsurer's Per Occurrence Limit" for that excess layer in Schedule A attached hereto, as respects any one loss occurrence, nor shall it exceed the amount shown as "Reinsurer's Annual Limit" for that excess layer in all during the term of this Contract.

B. As respects each excess layer of reinsurance coverage provided by this Contract, there shall be no recovery under this Contract until the Company's gross loss as respects business subject to its 1998 property catastrophe reinsurance program from any one loss occurrence exceeds the amount shown as "Company's Gross Loss" for that excess layer in Schedule A attached hereto.


Article VI - Definitions

A. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations, any loss adjustment expense as hereinafter defined, premium adjustments remitted by the Company under the Company's Property Excess Per Risk Reinsurance Contract, effective January 1, 1998, arising as a result of a loss occurrence, any reinstatement premiums paid by the Company under the Company's Excess Catastrophe Reinsurance Contract, effective January 1, 1998 and External Third Through Sixth Excess Catastrophe Reinsurance Contract, effective January 1, 1998, regardless of whether the Company has an actual cash payment associated with the same loss occurrence, and losses retained by the Company under its 5.0% co-participation under the Excess Catastrophe Reinsurance Contract, effective January 1, 1998 and External Third Through Sixth Excess Catastrophe Reinsurance Contract, effective January 1, 1998) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

      1. "Loss in excess of policy limits" shall mean any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

      2. "Extra contractual obligations" shall mean any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract.

   Any loss in excess of policy limits or extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

   Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C. "Loss adjustment expense" shall mean expenses assignable to the investigation, defense and/or settlement of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; and
   3) declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss adjustment expense shall not include office expenses or salaries of the Company's regular employees, except that assigned outside costs of the Company's salaried adjusters shall be included.

D. The term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs anywhere in the world but limited in the United States of America and Canada to the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

      1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

      2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

      3. As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

      4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage
      (caused by bursting frozen pipes and tanks) may be included in the Company's "loss occurrence."

   For all "loss occurrences," the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event except for those "loss occurrences" referred to in subparagraphs 1 and 2 above where only one such period of 72 consecutive hours shall apply with respect to one event.

   No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "loss occurrence" claimed under the 168 hours provision.


Article VII - Loss Notices and Settlements

A. Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.


Article VIII - Special Provisions

A. As respects loss or damage or costs or expenses arising from asbestos or seepage and/or pollution and/or contamination, other than contamination from smoke damage, the maximum sublimit shall be $25,000 each risk, each loss except business classified as Railroad in which case the sublimit shall be $250,000 each risk, each loss. Nevertheless, this does not preclude payment of the cost of removal of debris of property damaged by a loss otherwise covered hereunder.

B. The Company shall be the sole judge of what constitutes "one risk," except that in no event shall a building and its contents be considered more than one risk.


Article IX - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article X - Premium

A. As premium for each excess layer of reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer the amount, shown as "Premium" for that excess layer in Schedule A attached hereto, in four equal installments of the amount, shown as "Quarterly Premium Installment" for that excess layer in Schedule A attached hereto, on January 1, April 1, July 1, and October 1 of 1998.

B. In the event that a loss becomes subject to any excess layer of reinsurance coverage hereunder, the Company shall pay the Reinsurer the amount, shown as "Additional Premium" for that excess layer in Schedule A attached hereto. Such additional premium shall be payable concurrently with payment by the Reinsurer of any loss under that excess layer.


Article XI - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XII - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XIII - Net Retained Lines (BRMA 32B)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


Article XIV - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XV - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States
   Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


Article XVI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


Article XVII - Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise
Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.


Article XVIII - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United
   States of America or the District of Columbia, the Reinsurer
   agrees to fund its share of the Company's ceded outstanding loss and loss adjustment expense reserves by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.   Escrow accounts for the benefit of the Company;
      and/or

      3.   Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      3. To fund a cash account in an amount equal to the Reinsurer's share of any ceded outstanding loss and loss adjustment expense reserves funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded outstanding loss and loss adjustment expense reserves, if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XIX - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XX - Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at Woodland
   Hills, California, unless otherwise mutually agreed.

F. It is agreed that the jurisdiction of the Arbiters to make or render any decision or award shall be limited by the limit of liability expressly hereinbefore set forth, and that the Arbiters shall have no jurisdiction to make any decision or render any award exceeding such expressly stated limit of liability of the Reinsurer, nor do they have the jurisdiction to authorize any punitive, exemplary or consequential damage awards between the parties hereto.


Article XXI - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXII - Agency Agreement

Associated International Insurance Company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXIII - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company hereto by its duly authorized representative has executed this Contract as of the date undermentioned at:

Woodland Hills, California,this _______ day of ________________199___.

                __________________________________________________
                Associated International Insurance Company
                Calvert Insurance Company


                           Schedule A


                    Franchise Excess of Loss
                      Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder


                         First          Second         Third
                         Excess         Excess         Excess
Company's Retention      $2,500,000     $7,500,000     $12,500,000

Reinsurer's Per          $5,000,000     $5,000,000     $5,000,000
Occurrence Limit

Reinsurer's Annual Limit $5,000,000     $5,000,000     $5,000,000

Company's Gross Loss     $50,000,000    $100,000,000   $140,000,000

Premium                  $650,000       $475,000       $300,000

Quarterly Premium        $162,500       $118,750       $75,000
Installment

Additional Premium       $250,000       $250,000       $200,000


The figures listed above for each excess layer shall apply to each Subscribing Reinsurer in the percentage share for that excess layer as expressed in its Interests and Liabilities
Agreement attached hereto.